Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 11, 2011 with respect to the consolidated financial statements of Responsys Pty Ltd included in Amendment No. 2 to the Registration Statement (Form S-1/A No. 333-171377) and related Prospectus of Responsys, Inc. for the registration of shares of its common stock.

/s/ ERNST & YOUNG

Ernst & Young

Melbourne, Australia

March 17, 2011